Branch of Beijing Tong Ren Tang Co., Ltd

Purchase Agreement

Branch of Beijing Tong Ren Tang Co., Ltd

Purchase Agreement of Branch of Beijing Tong Ren Tang Co., Ltd. in 2011

Party A: Branch of Beijing Tong Ren Tang Co., Ltd. (hereinafter referred to as Party A)
Party B: Shandong Hua Wei Pharmaceutical Co., Ltd. (hereinafter referred to as Party B)

In accordance with the Contract Law of the People’s Republic of China and other relevant laws and regulations, Party A authorizes Party B as the regional distributor of its products and both parties sign the Contract based on the principles of equality, mutual benefit and co-development.

1.	Regional distribution scope:
Party A authorizes Party B as the regional distributor of the products of Beijing Tong Ren Tang Co. Ltd. in Shandong of the People’s Republic of China.
2.	Distribution index:
Party B purchases the products of Beijing Tong Ren Tang Co., Ltd. from Party A in 2011 with the total amount of RMB 12 million and completes the sales in items according to the agreement.
3.	Distribution schedule:
(1) Quarterly basic index: RMB                   ; increment index: RMB                   .
(2) Quarterly basic index: RMB                   ; increment index: RMB                   .
(3) Quarterly basic index: RMB                   ; increment index: RMB                   .
(4) Quarterly basic index: RMB                   ; increment index: RMB                   .
4.  Category target: See attached sheet.
5.	Distribution term:
The contract term is twelve months from Jan.1, 2011 to Dec.25, 2011.
6.	Rights and obligations of both parties:
(1)	Rights and obligations of Party A
a.
Party A is the manufacturer and owner of the products, so Party A has the right to check and supervise the distribution price and behavior of Party B. If Party B has the behavior damaging Party A’s rights and interests, Party A has the right to terminate the Contract immediately and stop the annual customer assessment of Party B.

b.	Party A shall deliver goods timely according to the written order plan entered with Party B. The fare shall be assumed by Party A and Party A shall deliver goods to Party B within the time regulated.
c.
If Party B fails to meet the distribution progress in items of the Agreement for two quarters continuously or violates other regulations and obligations of the Agreement, Party A has the right to terminate the Agreement and cancel the assessment of the item unfinished in the current quarter.

(2)	Rights and obligations of Party B:
a.
Party B has the right to distribute the products provided by Party A in Shandong. Party A shall complete the progress according to the Agreement in quarters; if it fails to do so, it has no right to participate in the customer assessment of Beijing Tong Ren Tang Co., Ltd.

b.	Party B shall not return or change the products without quality problem.

c.
When distributing Party A’s products, Party B shall operate legally according to the state laws and regulations, price policies and various regulations of the distribution regions; and it shall be responsible for the consequences caused by illegal business and assume the loss of Party A caused.

d.	Party B has the obligation to abide by the regulation of the sales price of Party A’s products and it shall sell products based on the deduction rate of goods supply of Party A.
e.	Party B shall provide the true data of the product trace and sales price to Party A unconditionally; otherwise, the commercial opportunity and the customer assessment of Party B will be cancelled.
f.
Party B has the obligation to introduce the sales situation and the sales network to Party A and coordinate with Party A’s distribution work and the market promotion and training activity of the product.

g.	Party B has the obligation to provide information on the fake sales and other infringement act within the distribution region.
7.	Price for goods supply:
The price for goods supplied by Party A shall be subject to the wholesale price of the goods delivery day approved by the price department. For those products not be approved by the price department, the price shall be determined by Party A.
8.	Liability for breach of contract
Except that the Contract cannot be performed due to force majeure or unless otherwise agreed by the Contract, any party shall not terminate the Contract independently; otherwise, it shall compensate for all losses of the other party.
9.	Arbitration
All disputes related to the Contract or aroused by the performance of the Contract shall be solved by both parties through friendly negotiation; if the negotiation fails, it shall be submitted to Beijing Arbitration Committee designated by both parties and be arbitrated according to the current arbitration rules and procedures of the committee. The arbitral award is final and binding upon both sides.
10.	Others
(1) Matters unmentioned here shall be solved by both parties through negotiation; if the negotiation fails, it shall be performed according to the Contract.
(2) The Contract has two copies, with both parties holding one respectively, covering the equal legal effect; and it shall take effect after being signed and sealed.

Party A: Branch of Beijing Tong Ren Tang Co., Ltd. (Seal)	Party B: Shandong Hua Wei Pharmaceutical Co., Ltd. (Seal)
Representative of Party A:	Representative of Party B: Gao Ridong.
Signing date: Jan.1, 2011	Signing date: Jan.1, 2011